Exhibit 99.1

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[LOGO]

[LOGO]

Qwest Investor Meeting

March 1, 2005

Dick Notebaert
Chairman and CEO

Oren Shaffer
Vice Chairman and CFO

Forward Looking Statement Note

This presentation may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection, consolidating with others or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and our inability to provide any assurance as to whether we will be successful in our effort to acquire MCI, Inc., whether in the event of an acquisition we realize synergies in the amounts, at the times and at the related costs projected and whether regulatory approvals will be received within the timeframe projected and that such approvals will not be materially adverse to the projected operations of the combined company following the merger.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

This material is not a substitute for the prospectus/proxy statement Qwest and MCI would file with the Securities and Exchange Commission if a negotiated agreement with MCI is reached. Investors are urged to read any such prospectus/proxy statement, when available, which would contain important information, including detailed risk factors. The prospectus/proxy statement would be, and other documents filed by Qwest and MCI with the Securities and Exchange Commission are, available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Qwest, 1801 California Street, Denver, Colorado, 80202 Attn: Investor Relations; or by directing a request to MCI, 22001 Loudoun County Parkway, Ashburn, Virginia 20147 Attention: Investor Relations.

Demonstrated results and well positioned for growth

2003	2004	2005

Building the Foundation	Transition to Growth	Investment Payoff

• Energize employees	• Invest in growth products	• Differentiate on service

• “Spirit of Service”	• Launch new products	• Drive bundles and ARPU growth

• Expand product suite	• Expand margins	• Revenue expansion

• Stabilized and improve operations	• Improve cost structure	• Competitive cost structure

• Increase balance sheet strength	• Optimize long haul	• Solid free cash flow

• Restate financials	• Increase financial flexibility

Proven track record, significant corporate transformation

	From		To

•	Limited DSL footprint of less than 40%	•	Expanded DSL coverage to 67%

•	Regional wireless network	•	National wireless coverage and plans

•	Accelerating loss of local share	•	Access line losses improve 12%

•	Highly levered, limited liquidity with nearly $26B in net debt, leverage ratios of 6.3x	•	Net debt reduced $10B or 40+%, $2B in cash on hand, leverage of 4.3x

•	Unconditional purchase obligations of more than $1B in 2003	•	Unconditional purchase obligations reduced by 60% to $435M

•	Staffing not balanced with industry environment	•	Workforce reduced 21% or 11,000

•	Investigations	•	GSA Complete

Uniquely equipped to successfully compete in a changing industry

•                  Valuable combination of long-haul and local assets

•                  State-of-the-art and scalable IP-centric network capable of handling diverse applications

•                  Demonstrated ability to optimize and balance cost structure with investment spend

•                  Full suite of products and services customers demand

•                  Continually improving financial flexibility allows reinvestment in growth programs

VoIP leverages existing assets, addresses customer requirements

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•                  Qwest network was built for the connectivity and SLAs required by VoIP

•                  Qwest has carried VoIP traffic across our long haul network since 2001

•                  Currently carrying 2.3 billion minutes of VoIP a month

•                  Qwest VoIP solution prioritizes voice and data packets dynamically

•                  Business VoIP launched in 200 cities

•                  Consumer VoIP expansion to major markets in our 14-state region complete by mid 2005

Nationwide Wireless

•                  Robust national wireless service

•                  Successfully completed one of the industry’s largest network and customer migration

•                  Full suite of voice and data features with integrated billing

•                  No barrier to nationwide enterprise service

Proven confirmation wireless is not network centric

Network optimization programs continue to deliver dramatic results

•                  Eliminated $260 million of expenses in 2004, additional initiatives underway

•                  Increasing virtual POPs

•                  Extending our CLEC local broadband co-location

•                  Expanding hubs

•                  Shortening loop lengths

•                  Annual benefit of $270 million in 2005 from renegotiation and termination of purchase commitments

•                  Introduced sales prospecting tool to target profitable areas

•                  Optimization efforts increase marketable universe of profitable customers

Gaining traction in expense reduction and revenue improvement

Sequential Revenue and Expense Trends

[CHART]

Full year of benefits realized in 2005

•                  Improving revenue trends as key products continue to grow and line losses decline

•                  Margin expansion as a result of reduced costs and operational improvements

•                  Positioned for revenue growth and continued margin improvement

Generating increased and sustainable free cash flow

Free Cash Flow

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•                  Free cash flow of $428 million before payments in fourth quarter of $311 million for SEC settlement and tax payment related to prior periods

•                  2004 cash flow driven by continued cost management and balance sheet improvements

•                  Rating agency upgrades and strong liquidity rating

•                  Focused capital spending and lower interest expense

Superior Deal: MCI The Right Strategic Choice for Qwest

•                  Qwest merger offer is from a position of strength

•                  Strong traction on growth products

•                  Reduced access line losses

•                  Strongest customer service metrics historically

•                  Reduced net debt by $10 billion, with $2 billion cash on hand

•                  Achieving significant cost reductions

•                  Improving EBITDA margins

•                  Generating positive cash flow

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Qwest + MCI
A Better Deal

Superior Deal, Superior Combination

•     Better value: price, terms, and upside

•     Balanced, appropriate shareowner distribution, 40% for MCI holders

•     Clear, achievable synergy plan

•     Faster regulatory approval

•     Unique opportunity to unlock greater shareholder value for each standalone firm

•     The combined company — an industry leader and strong, nimble competitor

Better for Shareholders, Customers and The Industry

Superior Deal: A Better Price, with Shareholder Protection

Terms:

(Dollars in millions except for per share data)

	Per Share	Aggregate
Qwest stock to be issued	$15.50	$5,039
Exchange ratio		3.735
Qwest shares		1,214
Total cash consideration	$9.10	$2,959

Effective value to MCI shareholders	$24.60	$7,998
Approximate percent pro forma shares	40%

Shareholder protection
Collar	+/- 10% based on $4.15 per Qwest Share
Cash or stock make-whole

Cash consideration	37% of deal in cash

Based on Qwest stock price of $4.15

Superior Deal: Greater Participation in the Upside

Per Share Consideration	Qwest	Verizon	Variance

Stock	$15.50	$14.75	$0.75

Cash	$9.10	$6.00	$3.10

Total Consideration per Share	$24.60	$20.75	$3.85

MCI Ownership Percentage	40.0%	4.6%	8.8	x

Participation in Synergies
Estimated NPV of Synergies	$14,800	$7,000
% Participation	40.0%	4.6%
Estimated Synergies to MCI Shareowners	$5,923	$319	$5,605

Synergy Value per Share	$18.22	$0.98	$17.24

Total Estimated Value per Share	$42.82	$21.73	$21.09

Superior Combination: Unique Opportunity To Unlock Value From Each Standalone Firm

•     Combine and optimize like assets, operations

•     Ability to rationalize complementary nationwide IXC networks

•     Ability to leverage Qwest network optimization experience

•     Highly tax efficient: acceleration of Qwest NOL usage due to income growth

•     Combined company EBITDA growth in excess of 9% CAGR

•     Accelerates path to investment grade status

Value creation on this scale not available to either company independently or to MCI shareholders in alternative combination

Superior Combination: Greater Synergies, Faster

	Annual Savings	% of Total
	($ billions)
IXC Network Optimization	$1.7 - $2.0	68%	• Switched and special access cost savings
IXC Channel

•   Eliminate access, leased transport expenses through network optimization

•   Increased POPs

•   Consolidation of traffic

•   Increased MAN coverage

•   Additional colocation facilities and on-net buildings

•   Reduction in redundant IXC functions

Corporate	$0.6 - $0.7	25%	• Redundant corporate overhead and IXC real estate eliminated

Total Operating Synergies	$2.3 – 2.7	93%	• Reduce workforce 15-18% or 12-15k positions

	Annual Savings	% of Total
	($ billions)
Capital Expenditure Synergies	$0.2	7%	• Elimination of capex associated with IXC/IP networks, MANs, and other data/networks

Total Opex and Capex Synergies	$2.5 - $2.9	100%	• Merger accelerates NOL usage through greater net income derived from synergies.

Utilization of Qwest NOLs			• First $6 billion of pre-tax income is tax free, approximately $2 billion of value

Total Value of Synergies	$14.8		• Estimated NPV of synergies, including operating cost savings, capital savings, costs required to achieve synergies, and value of accelerated NOL usage.

Superior Combination: Powerful synergies ramp quickly

Synergy Ramp Up

($ in millions)

[CHART]

•                  Accelerated ramp due to nature of combination, complementary nationwide IXC networks

•                  Optimization versus integration

•                  Reasonable opex/capex investments required to unlock value

•                  Approximately $2.7 billion

•     Cash flow and earnings accretive immediately

Pro Forma Financials: Accelerates Improvements Underway

($ billions)	Year 1		Year 3
EBITDA Margin	23%		29%

Free Cash Flow	$2.1		$3.9

Leverage Ratio	2.5	x	1.4	x

Source: Analyst Reports and Estimates

Superior Combination: Faster Regulatory Approval, Customers Win

•                  Simpler deal, like assets, less competitive/geographic overlap

•                  Maintains a competitive market with multiple major participants, enables customer choice

•                  Provides customers greater access, more choices of broadband technology and traditional fixed-line services

•                  Delivered over the most advanced long-haul fiber communications network

•                  Estimated 9 - 12 months, close by 12/31/05

Superior Combination: Creates Industry Leader

•                  Strong number-two player in the global Enterprise business with a world-class delivery system

•                  Stronger Consumer provider and an IP leader

•                  Full suite of communications products and services, including data/IP, managed services, wireless, digital video, basic telephony

•                  Approximately $32 billion in pro forma revenues

•                  Serving customers across all segments in more than 150 countries around the world

•                  Estimated free cash flow per share of $1.25 by year 3 (30% free cash flow yield based on current price)

Based on Qwest stock price of $4.15

Qwest + MCI is a Better Deal

•                  Greater value to shareowners, both now and in the future

•                  A management team with expertise in delivering operational improvements and a proven ability to execute

•                  Unique opportunity to combine and optimize like assets, operations

•                  The combined company is an industry leader

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